QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the "Agreement"), dated as of July 12, 2009, is entered into by Gary D. Black (the "Executive") and Janus Capital Group Inc. (the "Company").

WHEREAS, the Executive was employed by the Company as its Chief Executive Officer;

WHEREAS, the Executive and the Company are parties to a Severance Rights Agreement effective as of May 1, 2008 (the "Severance Agreement");

WHEREAS, on July 12, 2009 (the "Termination Date"), the Executive's employment with the Company terminated by mutual agreement ("Termination"); and

WHEREAS, it is the desire of the Executive and the Company to avoid further proceedings with respect to their employment relationship and to compromise finally, fully and completely, and terminate that relationship in its entirety;

NOW, THEREFORE, in consideration of the provisions of this Agreement, the Company and Executive do mutually agree and do hereby compromise and fully and finally settle all of these matters as follows:

1.
Subject to Paragraph 2 below, Executive shall receive the following payments and benefits from the Company, provided he has not revoked this Agreement pursuant to Section 12.G:

A.
A lump sum cash payment in the amount of $6,780,000,00, representing an amount equal to the Executive's annual base salary and annual bonus paid to Executive in connection with his last full calendar year of employment before the Termination Date, such amount to be payable within thirty (30) days following the last date on which the Executive may revoke this Agreement;

B.
Subject to the approval of the Company's Board of Directors and Shareholders of any "repricing" or "reset" or "reduction in option strike price" or similar action with respect to currently outstanding stock options ("Repricing"), the Executive shall be entitled to participate in any such Repricing of his outstanding stock options to the extent that the Executive's outstanding stock options have an exercise price at or above the level of exercise price set for Repricing or are otherwise in the class of stock options eligible for such Repricing. The parties acknowledge and agree that under the terms of the Severance Agreement, all stock options held by Executive shall remain exercisable for the remainder of such stock option award's original term.

C.
For the one-year period following the Termination Date, the Executive's current medical, dental and vision benefit elections and coverage will continue by Executive's election to participate in the COBRA program. If Executive timely elects to participate in the COBRA program, then the Company will pay directly to the COBRA insurance carrier(s) up to twelve (12) months of COBRA premiums for medical, dental and vision insurance. Executive will receive paperwork from the Company's administrator, SHPS, regarding continuation of Employee's COBRA benefits and must complete and return it timely in order to activate coverage. Because Janus's disability, life and travel insurance policies do not provide coverage to anyone that is not actively employed by Janus, the Company agrees: (i) to pay Executive an amount equal to the base salary paid to Executive in 2008 in the event Executive suffers a long-term disability during the 12 months following the Termination Date and such long-term disability is consistent with the disability definition set forth in the Company's policy; and (ii) if Executive timely elects to convert his existing life insurance coverage to equivalent individual term life insurance coverage, to reimburse Executive for the cost incurred by Executive in converting life insurance coverage (including accidental death and dismemberment coverage) benefits provided under the Company's group life insurance program to an individual term life insurance policy held directly by Executive; and (iii) that the Company shall pay the premiums for such converted life insurance for the first 12 months following the Termination Date. The Company is not required to continue or pay any amount for travel insurance coverage following the Termination Date. If Executive obtains comparable coverage during the 12 months following the Termination Date, the Company's obligation with regard to that applicable coverage shall cease as of the effective date of such successor coverage. The Employee is expected to notify Tracy Shepard, Senior Benefits Specialist, at (303) 336-4292, if other employment is secured or if the Executive is covered by another plan prior to the expiration of the applicable 12 months period.

  D.
  Immediate vesting of: 152,717 shares of restricted common stock, par value $0.01 per share, of the Company (the "Restricted Stock"), options to purchase 584,749 shares of the Company's common stock (the "Stock Options") and mutual fund unit awards in an amount equal to $1,751,500 (based on grant date value) (the "Mutual Fund Unit Awards"), all of which were granted under the Amended and Restated Janus Capital Group Inc. 1998 Long Term Incentive Stock Plan, the Amended and Restated Janus Capital Group Inc. 2005 Long-Term Incentive Stock Plan, or the Amended and Restated Mutual Fund Share Investment Plan, and which represent all such awards held by the Executive. The Restricted Stock, Stock Options and Mutual Fund Unit Awards shall remain subject to, and limited by, the terms of the award agreements, contracts and incentive plans underlying such awards; provided, however, that the Stock Options shall remain exercisable for the remainder of each Stock Option's original term; and

  E.
  Any "Accrued Obligations," as that term is defined in Section 4 of the Severance Agreement.

  F.
  The Executive's rights of indemnification and defense and directors and officers insurance coverage pursuant to the Company's Certificate of Incorporation, the law of the State of Delaware and relevant insurance contracts entered into with the Company and its affiliates.

  G.
  Executive shall be reimbursed for his reasonable business expenses incurred prior to the Termination Date in accordance with the applicable Company policy, and for his reasonable expenses in relocating his primary residence to New Jersey. The relocation reimbursement shall be capped at $50,000 in the aggregate. Upon submission of evidence that such a relocation expense has been incurred, the Company shall reimburse the expense promptly but no later than March 15th of the calendar year following the calendar year in which such expense is incurred.

  H.
  In accordance with, and subject to the provisos in, Section 10(f) of the Severance Agreement, the Company shall reimburse the Executive for reasonable expenses incurred by the Executive, including reasonable attorneys' fees relating to the parties' negotiation of this Separation Agreement and related releases and regulatory filings (if any).

2.
Executive acknowledges that there are no compensation or benefits of any kind due and owing to him from the Company other than those set forth above. Executive further acknowledges that the payments and benefits set forth above or as otherwise explicitly set forth in this Agreement are not due and owing to him absent this Agreement, and that such payments and benefits shall be due and owing to him only upon the execution of this Agreement and its return to the Company, provided that Executive does not revoke this Agreement, and further provided that Executive fully complies with all of his obligations under this Agreement.

3.
The Company shall deduct and withhold from all amounts payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction. Taking into account such amounts deducted and withheld by the Company, Executive shall be solely responsible for paying all taxes for which he is liable in connection with the payments and benefits provided hereunder.

4.
Executive acknowledges and agrees that, notwithstanding any other provision contained in this Agreement, all of his obligations and the Company's rights pursuant to paragraphs 8(a) through (g) of the Severance Agreement, attached to this Agreement as Exhibit A, shall remain in full force and effect. Executive further acknowledges that the restrictions and remedies contained in paragraphs 8(a) through (g) of the Severance Agreement are reasonable and that it is his intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.

5.
(a) Executive agrees that he shall not make, or cause to be made, any statement or communication (whether oral or written) that disparages or reflects negatively on the Company or any of its directors, officers, agents or employees. Similarly, the Company agrees that it shall instruct its directors, senior executive officers and other individuals authorized to make official communications on the Company's behalf not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on Executive. Nothing in this paragraph shall prevent either party from testifying truthfully in any judicial process.

(b)
Effective as of the Termination Date, the Executive hereby resigns from his position as Chief Executive Officer of Janus Capital Group Inc. and any and all directorships, positions, offices and agency relationships that Executive currently holds with or for the Company or any of its direct or indirect subsidiaries and affiliates.

6.
Executive agrees he will reasonably cooperate with the Company with respect to any matters arising during or related to his employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. Cooperation is not "reasonable" if it interferes with Executive's business or vacation schedule, except that in the case of such interference the Company and Executive shall cooperate to effectuate such cooperation on a schedule that is mutually agreeable. Provided, this obligation shall not extend to any litigation or other proceeding commenced by the Company against Executive or to any litigation or other proceeding commenced by Executive against the Company to enforce Executive's rights under this Agreement or with respect to any right, claim or cause of action which Executive has not released pursuant to Section 9 of this Agreement. As part of such reasonable cooperation, Executive shall provide information to the Company and its attorneys with respect to any matter arising during or related to his employment, shall make himself reasonably available to meet with Company personnel and the Company's attorneys, and shall, at the Company's reasonable request and upon reasonable notice, travel to such places as the Company may specify (for which the Company will reimburse Executive for his reasonable travel and lodging expenses). Finally, as part of such reasonable cooperation agreed to herein, Executive shall promptly notify the Company's General Counsel, within five (5) business days, of his actual receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to his employment or other relationship with the Company.

7.
Executive agrees to promptly return all Company property and documents in his possession, custody or control, including, without limitation, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which Executive obtained in the course of his employment by the Company, and he further agrees not to retain copies of any such Company documents, excluding publicly available documents and documents relating directly to his own compensation and employee benefits.

8.
Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment, and the amount of such payments shall not be reduced by any compensation earned by the Executive from any source.

9.
In consideration of the Company's payments and other obligations under this Agreement, Executive hereby releases and forever discharges the Company, and any of its parents, subsidiaries and affiliates, and their respective past and present officers, directors, shareholders and employees, and any affiliates, agents, representatives, successors, and assigns of any of the foregoing ("Released Parties"), from and against any and all obligations, liabilities, damages, costs, complaints, charges, claims or causes of actions in law or equity that the Executive, or his heirs, administrators, successors, or assigns, may now have or may ever have against any Released Party, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown on the date hereof, and which have or may have arisen out of any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement in any way related to the Executive's employment with the Company or the termination of that employment, including pursuant to the May 1, 2006 Change in Control Agreement between the Executive and the Company (the "Change in Control Agreement") or the Severance Agreement (collectively "Claims"), including, but not limited to Claims based on federal, state, or local law or regulation or the common law, including, but not limited to, Claims in any way related to Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act (the "ADEA"), the Family Medical Leave Act, as amended, the Rehabilitation Act, the Colorado Wage Claim Act, the Colorado Civil Rights Act, the Colorado Labor Peace Act, the Colorado Anti-Discrimination Act of 1957, all applicable state and local labor and employment laws (including all laws concerning discrimination, unlawful and unfair labor and employment practices), breach of contract, tax gross-up, wrongful discharge, defamation or intentional infliction of emotional distress, except Executive does not release, and this Agreement does not release or diminish (i) the right of the Executive to the items listed in paragraph 1 upon the terms and conditions set forth therein, (ii) the right of the Executive to any vested equity or any equity which becomes vested as a consequence of the Termination, which Termination shall have the same effect on such equity as a termination without cause or for good reason as provided under the Severance Agreement, (iii) the Executive's rights pursuant to qualified and non-qualified plans maintained by or contributed to by the Company, or pursuant to the continuation coverage provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended and (iv) the right of the Executive to enforce this Agreement (the "Release").

10.
The Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. The Executive further agrees that he will not file or permit to be filed on his behalf any such Claims. If and to the extent a court of competent jurisdiction shall determine any part or portion of the Release to be invalid or unenforceable, the same shall not affect the remainder of the Release which shall be given full effect without regard to the invalid part or portion of the Release.

11.
Neither the Company's signing of this Agreement nor any actions taken by the Company in compliance with the terms of this Agreement constitute an admission by the Company that it has unlawfully discriminated against or wrongfully discharged Executive or that it has violated any federal, state or local law, Executive Order or regulation or breached any actual or implied contract of employment.

12.
Executive specifically acknowledges the following:

A.
The Executive has read the Agreement, including the Release and fully understands its terms;

B.
The Executive is voluntarily entering into this Agreement knowingly of his own free will and without undue influence or stress;

C.
The Executive has not waived any rights arising after the date that he executes this Agreement;

D.
The Executive has been advised to consult with legal counsel prior to executing this Agreement and has done so or has had the opportunity to have done so;

E.
The Executive has been given, but declined to use, twenty-one (21) days from the date of receipt of this Agreement within which to consider it;

  F.
  The Executive understands and agrees that this Agreement includes a Release;

  G.
  If Executive executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement by a signed writing delivered to the General Counsel of the Company at the Company's headquarters;

  H.
  If no such revocation occurs, this Agreement shall become irrevocable, and binding and enforceable against the Executive, on the eighth day following execution by the Executive and the Company of this Agreement; and

  I.
  If the Executive revokes this Agreement, the Executive shall irrevocably forfeit any right to payment of the lump sum cash payment and benefits provided for by Paragraph 1.

13.
Any provision of this Agreement which is deemed invalid, illegal or unenforceable shall be modified to the extent necessary so as to be enforceable and shall not affect in any way the validity or enforceability of remaining portions hereof.

14.
This Agreement shall not be assignable by either party without the written consent of the other and any purported assignment or delegation not in accordance with this obligation shall be null and void.

15.
Executive and the Company agree to maintain the terms of this Agreement confidential except as otherwise required by law.

16.
This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Colorado, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

This Agreement constitutes the complete understanding between Executive and the Company, and supersedes all prior agreements and understandings between the parties, including but not limited to, the Change in Control Agreement and the Severance Agreement. No other promises or agreements shall be binding unless signed by Executive and the Company.

/s/ GARY BLACK Gary D. Black		July 13, 2009 Date
Janus Capital Group Inc.
By:	/s/ ROBIN BEERY Authorized Representative	July 13, 2009 Date

EXHIBIT A

Paragraphs 8(a) through (g) of the Severance Agreement.

8.  Restrictive Covenants.

  (a)
  The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the highly competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Paragraph 8 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

  (b)
  Protection of Confidential Information

  (i)
  Definition of "Confidential Information." "Confidential Information" means all nonpublic information (whether in paper or electronic form, or contained in Executive's memory, or otherwise stored or recorded) relating to or arising from the Company's business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, "Confidential Information" shall specifically include all information concerning the manner and details of the Company's operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company's business; the Company's business plans and strategies; the identities of the Company's customers and the specific individual customer representatives with whom the Company works; the details of the Company's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company's business; the details of the Company's relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company's customers; nonpublic forms, contracts and other documents used in the Company's business; all information concerning the Company's employees, agents and contractors, including without limitation such persons' compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company's business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company's concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. "Confidential Information" does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive's possession or memory before the Effective Date. In the event of a dispute concerning whether Executive had Confidential Information within his possession or memory before the Effective Date, the Company shall have the burden of proving that the Confidential Information in question was not in the Executive's memory before the Effective Date, and that Executive used or disclosed such Confidential Information in violation of this Agreement.

  (ii)
  Executive's Use of Confidential Information. Except in connection with and in furtherance of Executive's work on Company's behalf, Executive shall not, without the Company's prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

    (iii)
    Records Containing Confidential Information. "Confidential Records" means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Executive are and shall remain Company's property. Except in connection with and in furtherance of Executive's work on Company's behalf or with Company's prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of Executive's employment with the Company, or upon Company's request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive's possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive's possession or control.

  (c)
  While the Executive is employed with the Company, and for a period of one year following the Date of Termination for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):

  (i)
  Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

  (ii)
  Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the six month period immediately preceding the Executive's termination; or

  (iii)
  Solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which the Company or any affiliate of the Company shall have rendered service during the six month period immediately preceding the Executive's termination; or

  (iv)
  Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

  (d)
  "Competitive Business" means any business which provides investment advisory or investment management services. For the purposes of this Paragraph 8, "affiliate" means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

  (e)
  For clarity and without limiting the generality of the foregoing, this Agreement shall not be applied so as to prohibit Executive from returning, at any time, to work for Goldman Sachs Asset Management, Alliance Bernstein or any other financial services business or financial institution, public or private, so long as, in performing services for such a subsequent employer, Executive complies with his obligations, under Paragraph 8(b) above, to refrain from misusing or disclosing the Company's Confidential Information, and under Paragraph 8(c) above, to refrain from interfering with the Company's human resource and business relationships, and diverting Company business opportunities, all as more fully described above in Paragraphs 8(b) and 8(c).

  (f)
  If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Paragraph 8 is unenforceable, it is the intention of the parties that this Paragraph 8 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Paragraph 8 in the jurisdiction of the court that has made the adjudication.

  (g)
  The Executive acknowledges that the restrictive covenants of Paragraph 8 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive's continued employment is predicated on the commitments undertaken by the Executive pursuant to Paragraph 8. In the event any of the covenants of Paragraph 8 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

QuickLinks

  Exhibit 10.1